Exhibit 5.1

200 E. Randolph Street, Suite 3300

Chicago, IL 60601

May 3, 2023

Kemper Corporation

200 E. Randolph Street, Suite 3300

Chicago, IL 60601

Ladies and Gentlemen:

I have acted as counsel to Kemper Corporation (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”) which may be issued to participants under the Kemper Corporation 2023 Omnibus Plan (the “2023 Plan”).

On May 3, 2023 (the “Effective Date”), the stockholders of the Company approved the 2023 Plan. Under the 2023 Plan, up to 1,850,000 total shares of Common Stock may be granted (reduced by shares subject to awards granted under the Kemper Corporation 2020 Omnibus Equity Plan after February 28, 2023 and prior to the Effective Date) (the “2023 Plan Shares”).

I have examined the 2023 Plan and such other records, documents, and matters of law and satisfied myself as to such matters of fact as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.

Based upon and subject to the foregoing, I am of the opinion that, assuming that (i) the Registration Statement becomes effective under the Securities Act, (ii) the 2023 Plan Shares will be issued in accordance with the terms of the 2023 Plan and in the manner described in the Registration Statement and (iii) certificates representing the 2023 Plan Shares have been duly executed, countersigned by the Company’s transfer agent/registrar and delivered on behalf of the Company against payment of the full consideration for the 2023 Plan Shares in accordance with the terms of the 2023 Plan (assuming in each case the consideration received by the Company is at least equal to $0.10 par value per share) or, if any 2023 Plan Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such 2023 Plan Shares to the person entitled thereto against payment of the full consideration for the 2023 Plan Shares in accordance with the terms of the 2023 Plan (assuming in each case the consideration received by the Company is at least equal to $0.10 par value per share), the 2023 Plan Shares to be issued to participants under the 2023 Plan will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the 2023 Plan.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the federal laws of the United States of America or any state securities or “Blue Sky” laws to the delivery of the 2023 Plan Shares to the participants pursuant to and in accordance with the terms and conditions of the 2023 Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me included in and made a part of the Registration Statement.

Sincerely,

/s/ Baird S. Allis
Baird S. Allis
Associate General Counsel